                                                                    EXHIBIT 99.4

                                                                  EXECUTION COPY

                        SPECIAL EMPLOYEE ITEMS AGREEMENT


                  SPECIAL EMPLOYEE ITEMS AGREEMENT, dated as of April 9, 2003 (as the same may be amended from time to time, the "SEI Agreement"), among General Motors Corporation, a Delaware corporation ("GM"), and Hughes Electronics Corporation, a Delaware corporation ("Hughes"), each a "Party", and collectively, the "Parties."

                  WHEREAS, GM shall distribute to the holders of record of GM's Class H common stock, par value $0.10 per share (the "GM Class H Common Stock"), as of immediately prior to the effective time of the Split-Off (as defined below) shares of common stock, par value $0.01 per share, of Hughes ("Hughes Common Stock") in exchange for all of the outstanding shares of GM Class H Common Stock, and the GM Class H Common Stock will be redeemed and cancelled (the "Split-Off");

                  WHEREAS, immediately following the Split-Off, GM shall sell to The News Corporation Limited ("Purchaser"), and Purchaser shall purchase from GM, all of the shares of Hughes Common Stock then held by GM (the "Hughes Stock Sale Shares) for the purchase price and upon the terms and conditions set forth in that certain Stock Purchase Agreement entered into by and among GM, Hughes and Purchaser on the date hereof (the "Stock Purchase Agreement") (the "Stock Sale");

                  WHEREAS, GM and Hughes shall consummate the separation of Hughes from GM pursuant to a Separation Agreement to be entered into immediately prior to the Split-Off, by and between GM and Hughes (the "Separation Agreement");

                  WHEREAS, a wholly owned subsidiary of Purchaser will merge, immediately following the consummation of the Stock Sale, with and into Hughes, with Hughes as the surviving corporation (the "Merger");

                  WHEREAS, the consummation of the Split-Off and the separation of Hughes from GM as contemplated by the Separation Agreement (collectively, the "Hughes Separation Transactions" and, together with the Stock Sale and the Merger, the "Transactions") are conditioned on, among other things, the approval by the holders of a majority of the outstanding shares of GM $1-2/3 Common Stock and GM Class H Common Stock;

                  WHEREAS, in connection with the Transactions, the Parties hereto are entering into this SEI Agreement in order to address certain special employee items and this SEI Agreement shall be a part of the Separation Agreement and Stock Purchase Agreement;

                  NOW, THEREFORE, in consideration of the mutual covenants and provisions hereinafter contained, the Parties hereto hereby agree as follows.

1)   DEFINITIONS

                  All initially capitalized terms used herein shall have the meanings ascribed to such terms in the Separation Agreement unless the context indicates otherwise.

             For purposes of this SEI Agreement, the term "Control Group," with respect to any entity, means the controlled group of corporations (as defined in Section 1563 of the Internal Revenue Code of 1986, as amended) of which such entity is a member.

2)   PENSION PLANS

         (a) Subject to Applicable Law, a participant in the GM Retirement Program for Salaried Employees ("GM SRP") and participants in the GM Supplemental Executive Retirement Program ("GM SERP") who transferred from GM or any member of the GM Control Group to Hughes with the consent of GM management under the applicable GM-EDS and Hughes Transfer Procedure prior to the Closing Date will receive the following treatment from the GM SRP, the GM Benefit Equalization Plan--Retirement ("BEP-R"), and if they were a participant at the time of transfer, the GM SERP. The GM SRP, BEP-R and GM SERP will, for employees who remain continuously employed by Hughes or any member of the Hughes Control Group until retirement with eligibility for immediate commencement of retirement benefits from Hughes or a member of the Hughes Control Group: (1) treat the transferred employee as not having incurred a break in credited service as a result of the transactions contemplated by the Transaction Documents; (2) for purposes of calculating final average monthly base salary under the GM SRP and GM SERP, utilize the average monthly base salary at Hughes in effect on the Merger Effective Time increased three percent (3%) non-compounded per year for each full year of continuous salaried employment at Hughes or a member of the Hughes Control Group from the Merger Effective Time until retirement; (3) to the extent the GM SERP or a replacement or successor plan implemented by GM takes annual bonuses into account in calculating benefits, utilize any annual bonus paid by Hughes in calculating benefits, if any, under the GM SERP or a replacement or successor plan implemented by GM; and (4) provide benefits under the terms of the GM SRP, BEP-R and GM SERP in effect at the time of retirement from Hughes or a member of the Hughes Control Group. Notwithstanding anything contained in the Transaction Documents to the contrary, all liabilities, obligations and costs arising under or relating to the GM SRP, the BEP-R and the GM SERP pursuant to this Section 2(a) shall be liabilities, obligations and costs of GM or the applicable plan, and neither Hughes nor Purchaser shall have any obligation to indemnify the GM Indemnitees with respect to such liabilities, obligations and costs pursuant to Article 5 of the Separation Agreement.

         (b) Subject to Applicable Law, a participant in the Hughes Non-Bargaining Retirement Plan or the Hughes Salaried Employees Excess Benefit Plan who transferred from Hughes or a member of the Hughes Control Group to GM or any member of the GM Control Group with the consent of Hughes management under the applicable GM-EDS and Hughes Transfer Procedure prior to the Merger Effective Time will receive the following treatment from the Hughes Non-Bargaining Retirement Plan and the Hughes Salaried Employees Excess Benefit Plan or a replacement or successor plan implemented by Hughes. The Hughes Non-Bargaining Retirement Plan and the Hughes Salaried Employees Excess Benefit Plan or a replacement or successor plan implemented by Hughes will, for employees who remain continuously employed by GM or a company or business unit which was part of the GM Control Group at the time the participant transferred (such as, but not limited to, DASC) or a member of their respective Control Groups, until retirement with eligibility for immediate commencement of retirement benefits from GM or a company or business unit which was part of the GM Control Group at the time the participant transferred, or a member of their respective Control Groups: (1) treat the transferred employee as not having incurred a break in credited service as a result of the transactions contemplated by the Transaction Documents; (2) for purposes of calculating final average monthly base salary under the Hughes Non-Bargaining Retirement Plan and the Hughes Salaried Employees Excess Benefit Plan or a replacement or successor plan implemented by Hughes, utilize the average monthly base salary in effect on the Merger Effective Time by GM or a company which was part of the GM Control Group at the time the participant transferred, or a member of their respective Control Groups, increased three percent (3%) non-compounded per year for each full year of continuous salaried employment at GM or a company which was part of the GM Control Group at the time the participant transferred, or a member of their respective Control Groups, from the Closing Date until retirement; (3) to the extent the Hughes Non Bargaining Retirement Plan or the Hughes Salaried Employees Excess Benefit Plan or a replacement or successor plan take bonuses or other non-base pay into account in calculating benefits under the plan, utilize any bonus or enhanced variable pay, comparable to the Hughes Annual Incentive Plan or the Hughes Employees' Results Sharing Plan, paid by GM or a company or business unit which was part of the GM Control Group at the time of the closing in calculating benefits under the plan and (4) provide benefits under the terms of the Hughes Non-Bargaining Retirement Plan and the Hughes Salaried Employees Excess Benefit Plan or a replacement or successor plan implemented by Hughes in effect at the time of retirement from GM or a company which was part of the GM Control Group at the time the participant transferred, or a member of their respective Control Groups. Notwithstanding anything contained in the Transaction Documents to the contrary, all liabilities, obligations and costs arising under or relating to the Hughes Non-Bargaining Retirement Plan and the Hughes Salaried Employees Excess Benefit Plan or a replacement or successor plan implemented by Hughes pursuant to this Section 2(b) shall be liabilities, obligations and costs of Hughes or the applicable plan, and GM shall have no obligation to indemnify the Hughes Indemnitees or the Purchaser Indemnitees with respect to such liabilities, obligations and costs pursuant to Article 5 of the Separation Agreement. Notwithstanding any provision of this Agreement, the foregoing provisions of this Section 2(b) shall not apply to more than 180 participants.

         (c) The parties will cooperate in providing the data required to comply with the provisions of this SEI Agreement.

3)   MISCELLANEOUS MATTERS

     a)  PARTICIPATION IN GM VEHICLE PURCHASE PROGRAM

     Active and retired Hughes employees as of the Closing Date may continue to participate in the GM Vehicle Purchase Program applicable to non-bargaining unit employees of GM as modified from time to time for GM employees for a period of three years following the Merger Effective Time. Notwithstanding anything contained in the Transaction Documents to the contrary, all liabilities, obligations and costs arising under or relating to this Section 3(a) shall be liabilities, obligations and costs of GM, and Hughes shall not have any obligation to indemnify the GM Indemnitees with respect to such liabilities, obligations and costs pursuant to Article 5 of the Separation Agreement; provided, however, that Hughes shall be responsible for administration of the GM Vehicle Purchase Program insofar as it requires communication thereof by Hughes to its employees and insofar as implementation of the program may require communication by Hughes or its employees to GM.

     b)  NO THIRD PARTY BENEFICIARIES

     No provision in this SEI Agreement shall confer upon any person other than the signatories hereto any rights or remedies with respect to the matters set forth in this SEI Agreement.

     c)  SEVERABILITY

     In case any one or more of the provisions contained in this SEI Agreement shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction or a qualified arbitrator, the validity, legality and enforceability of the remaining provisions contained herein and other applications thereof shall not in any way be diminished.

     d)  GOVERNING LAW

     To the extent not governed by federal law, this SEI Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

     e)  ENTIRE AGREEMENT; AMENDMENTS

     This SEI Agreement constitutes the entire agreement among the Parties and supersedes all other pre-existing agreements, with respect to the matters expressly provided for in this SEI Agreement. This Agreement may be amended or modified only by mutual agreement in writing signed by an authorized representative of each Party.

     f)  ORDER OF PRECEDENCE

     This SEI Agreement shall be construed in a manner consistent with the Transaction Documents and incorporates the provisions thereof by reference to the extent relevant to this SEI Agreement. The Parties hereto agree that if any terms of this SEI Agreement conflict with the terms in the Transaction Documents, the terms of this SEI Agreement shall govern with respect to the resolution of such conflict.

     g)  COUNTERPARTS

     This SEI Agreement may by executed in counterparts, each of which shall be deemed an original.

     h)  DESCRIPTIVE HEADINGS

     The section and clause headings of this SEI Agreement are for reference purposes only and shall not affect the meaning or interpretation of this SEI Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this SEI Agreement as of the date written above.




HUGHES ELECTRONICS CORPORATION

By: /s/ Larry D. Hunter
   ------------------------------------------------

Name:  Larry D. Hunter
       --------------------------------------------

Title: Senior Vice President and General Counsel
       --------------------------------------------

GENERAL MOTORS CORPORATION

By: /s/ Warren G. Andersen
   ------------------------------------------------

Name:  Warren G. Andersen
       --------------------------------------------

Title: Assistant General Counsel
       --------------------------------------------